Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866

May 12, 1997


Board  of  Directors
Preferred Life Insurance Company
   of New York
152 West 57th Street, 18th Floor
New York, NY 10019


RE:    Opinion of Counsel - Preferred Life Variable Account C

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the
Securities  and  Exchange   Commission  of  a  Pre-Effective   Amendment  to  a
Registration Statement on Form N-4 for the Variable Annuity Contracts (the "Contracts") to be issued by Preferred Life Insurance Company of New York and its separate account, Preferred Life Variable Account C.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. Preferred Life Variable Account C is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.


By:  /S/  LYNN  KORMAN  STONE
     _____________________________
          Lynn  Korman  Stone